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Exhibit 10.1

AGREEMENT FOR RESEARCH FUNDING BY WAY OF CONTRIBUTION
TO THE EXPENSES SUSTAINED FOR RESEARCH PROJECTS AND
PROFESSIONAL TRAINING FALLING UNDER NATIONAL PROGRAMMES
TO BE DRAWN FROM
THE SPECIAL FUND FOR APPLIED RESEARCH

PRIVATE AGREEMENT

        By private agreement, made in four originals to be deemed equally valid and binding

BY AND BETWEEN

  •
  Mr. Giuseppe Colona, born in Rome on 7/8/1942, with an address for service in his official capacity at Viale dell'Arte 25, Rome, acting in his capacity as an Executive Officer representing "SANPAOLO IMI S.p.A"—a bank entered at no. 5084.9.0 in the Roll of Banks (Albo delle Banche) and parent company of the SANPAOLO IMI Group, entered at no. 1025.6, in the Roll of Banking Groups (Albo dei Gruppi Bancari), member of the Italian Interbank Deposit Protection Fund (Fondo Interbancario di Tutela dei Depositi), with registered offices in Turin at Piazza San Carlo 156, as well as secondary, fixed representative offices in Rome at Viale dell'Arte 25, fully paid-up share capital of 3,931,250,954.40 euro, Tax and Turin Companies Registry no. 06210280019—by virtue of powers of attorney for the stipulation of deeds and agreements, notarised on 3 October 2000 by Notary Daniele Bazzoni of Turin under file no. 79019, conferred on him by the Managing Director and legal representative of the aforesaid company, Dr. Rainer Stefano Masero, born in Como on 6 May 1944, company executive, with an address for service in such official capacity in Turin at the aforementioned address, empowered for such purpose under the company's current Articles of association as well as the resolution passed by the said company's Board of Directors on 27 July 1999 and filed with the Turin Companies Registry on 3 November 1999 under no. PRA/91590/1999/CT00460;

AND

  •
  Dr. Rolando LORENZETTI, born in Florence, on 15.2.1953, acting herein in representation of "BIOSEARCH ITALIA S.p.A."—a company with registered offices and tax domicile in Milan at Viale Regina Giovanna 17 (Postal Code 20129), fully paid-up share capital of 12,160,500 euro, Tax and Milan Companies Registry no. 11922440158, entered in the National Research Register (Anagrafe Nazionale Richerche) at no. 50181F67—by virtue of special power of attorney dated 5.4.2001, notarised by Dr. Alessio Michele Chiambretti, Notary in Saronno, under file no. 176181, a true copy/original of which has been issued to him by Mr. Claudio QUARTA, born in Lecce, on 10.1.1955, with an address for service in his official capacity at the registered offices of the aforesaid company, by virtue of powers vested in the latter by resolution passed by the Board of Directors on 14.6.2000, and recorded in a public deed notarised on 5.4.2001, under file no. 176180, by Dr. Alessio Michele Chiambretti, Notary in Saronno, member of the Notarial College of Saronno, a true extract of which is attached to the aforesaid special power of attorney; both the aforesaid deeds having been delivered to SANPAOLO IMI;

WHEREAS

        a)    pursuant to Article 7 of Ministerial Decree of 8 August 1997 (containing "New procedures for the award of project grants to be drawn from the Special Fund for Applied Research"), "BIOSEARCH ITALIA S.p.A." with registered offices and tax domicile in Milan (hereinafter also referred to as the "Beneficiary"), submitted, under the national programme for cancer research, to the Ministry of Universities, and Scientific and Technological Research (MURST), a professional training and research project, pertaining to Theme "9" (Project no. 7918), entitled: "Setting up of experimental procedures and screening methods for the development of new drugs";

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

        b)    MURST has approved funding, in the manner, to the extent and at the terms and conditions contained in decree no. 748/Ric. dated 20.12.99—published in the Official Gazette, general series, no. 10, dated 14.1.2000—a copy of which is attached hereto as Exhibit "A"—for the project, made up of a research project and a training project, both of which are to be implemented in accordance with the procedures, timetables, work progress phases and cost estimates, established in detail by mutual agreement between the parties;

        c)     the aforesaid decree provides that the duration of the project (established at 36 months for "research" and at 30 months for "training") may be extended by 12 months to make up of any delays in implementing the related activities, and that only costs incurred following 23.1.1999 may be covered by the contribution; in accordance with the above and with the understandings reached between the parties, the commencement and termination dates of the project have been established respectively at [*] and at [*] for "research" and at [*] and [*] for "training";

        d)    with regard to the venues at which the research is to be carried out, a distinction must be made between Ineligible Areas and Eligible Areas, the latter term meaning and including the Italian territories mentioned in Article 92(3)(a) and (c) of the EC Treaty, as indicated in the list in force at the date of submission of the application for funding;

        e)    the European Union may contribute towards the funding provided hereunder for activities to be undertaken in the Eligible Areas falling under Objective 1, through the European Regional Development Fund (ERDF) in accordance with the Operating Programmes in force from time to time;

        f)     pursuant to Article 6(6) of Decree Law no. 32 of 8 February 1995, converted into Law no. 104 of 7 April 1995, the receivables deriving from funding provided pursuant to Article 2(2) of Law no. 46 of 17 February 1982 as amended must be secured by a general lien (see Article 10 below);

        f-bis) pursuant to Article 12 of Ministerial Decree of 8 August 1997, the applicant may, against presentation of suitable performance bonds and/or insurance policies, request an advance of 20% of the overall funding provided by way of contribution towards expenses (see Article 4-bis below);

        g)     the decree mentioned in Recital b above, sets forth the funds covering the expenses pertaining to the measures implemented pursuant to the decree in question;

        h)    in respect of this agreement, Sanpaolo IMI S.p.A. (hereinafter referred to as the "Bank") acts on behalf and in the interest of the Italian Government solely in the Bank's capacity as a Bank authorised for the management of research grants awarded by the "Ministry";

        i)     the relationship between the parties hereto shall be governed by the regulations applicable to the Applied Research Fund and, more especially, by the MURST Decree of 8.8.1997 (published in supplement no. 232 to the Official Gazette no. 270 of 19.11.1997), express reference to which is here made, and of which the parties hereby expressly declare that they are aware.

NOW THEREFORE

        As an integral and material part of this agreement, the parties agree and stipulate as follows:

ARTICLE 1
LEGAL SPECIFICATIONS

        The parties hereto approve the foregoing recitals and stipulate that the funding shall be further governed, where applicable, by the terms and conditions contained in the "Legal Specifications" attached hereto as Exhibit "B" which are an integral and material part hereof, it being understood that the parties hereto are fully aware of the contents of the said "Legal Specifications", having specifically approved each and every clause thereof.

ARTICLE 2
AMOUNT OF THE FUNDING

        The Bank hereby grants "BIOSEARCH ITALIA S.p.A.", with registered offices and tax domicile in Milan, funding by way of the opening of a credit line on the Special Fund for Applied Research, up to the maximum amount, in terms of principal, of [*] Italian Lire ([*]), as a contribution towards expenses, of which, [*] Italian Lire is for research and 500,000,000 Italian Lire is for training. The aforesaid funding shall be made available in accordance with the provisions of Article 4 below.

ARTICLE 3
DOCUMENTS TO BE SUBMITTED

        The Beneficiary undertakes:

        a)    to draw up—or to show that it has drawn up—an [*] on the research project, indicating the [*], scheduled to take place by [*] (or at the very latest within [*] thereafter, in the case of unforeseeable delays), all the above, in accordance with the provisions contained in Recital b hereto;

        b)    to draw up—or to show that it has drawn up—an [*] on the [*] phase of the training project by [*] (or at the very latest within [*] thereafter, in the case of unforeseeable delays), all the above, in accordance with the provisions contained in Recital b hereto;

        c)     to complete the research project mentioned in Recital b hereto by [*] at the very latest (inclusive of any extension of the scheduled duration of the research, for a period of up to 12 months, to accommodate unforeseeable delays);

        d)    to complete the training project mentioned in Recital b hereto by [*] at the very latest (inclusive of any extension of the scheduled duration of the training project, for a period of up to 12 months, to accommodate unforeseeable delays).

        The Bank shall refer any and all breaches of the obligations assumed under subparagraphs a), b), c) and d) above to MURST for appropriate action.

        The Beneficiary further undertakes:

        e)    to provide the Bank, within [*] from the date hereof, and in the form required by the Bank, documentary evidence showing that the Beneficiary has lawfully entered into this agreement and that the Beneficiary is in no way hindered from enjoying any of its corporate rights, as at a date following the stipulation hereof;

        f)     to provide the Bank with any and all further technical, legal and administrative documents that the Bank may request or require;

        g)     to provide evidence showing that it has acquired full insurance coverage, especially against accidents, for all trainees other than the Beneficiary's employees, for the entire duration of the project;

        h)    to submit to the Bank, within [*] from the date of the [*] of the research project (and in any case, within [*] following the [*] for such event, even in the case where the related research activities are not yet completed), or within [*] from the date hereof, a [*] on the [*] and the [*], both of which are to be prepared and drafted in accordance with the forms and procedures set forth in the agreements mentioned in Recital b hereto;

        i)     to submit to the Bank, within [*] from the date of completion of the [*] phase of the training project (and in any case, within [*] following the final deadline for such completion, even in the case where the [*] phase of the training project is not yet concluded), or within [*] from the date hereof, a [*] on the [*] and the [*], both of which are to be prepared and drafted in accordance with the forms and procedures set forth in the agreements mentioned in Recital b hereto;

        l)     to provide the Bank, within [*] from the end of each [*] period following the period of reference of the [*], the [*] regarding the activities undertaken in connection with both the research and the training aspects of the project, together with the [*], all of which must be prepared and drafted in accordance with the forms and procedures set forth in the agreements mentioned in Recital b hereto;

        m)   to provide evidence—within [*] following the scheduled date of completion of the research project—that the project has in fact been completed, providing the Bank with a [*] on the [*] as well as on the [*], together with a [*] for the [*], all of which must be prepared and drafted in accordance with the forms and procedures set forth in the agreements mentioned in Recital b hereto;

        n)    to provide evidence—within [*] following the [*] of the training project—that the project has in fact been completed, providing the Bank with a [*] on the [*] as well as the [*], together with a [*] for the [*], all of which must be prepared and drafted in accordance with the forms and procedures set forth in the agreements mentioned in Recital b hereto;

        o)    to authorise—even on behalf of parties involved in partnerships with the Beneficiary, such as shareholders, partners in consortia, other group undertakings, subsidiary undertakings—checks of the proper use of national and EU resources, both through the controls and inspections mentioned in Article III of the Specifications, and through a specific, separate accounting of the costs sustained for the project—in accordance with the agreements mentioned in Recital b hereto—and in particular, of the costs sustained in the Eligible Areas mentioned in Recital e hereto

        p)    to ensure that all the aforesaid documents are maintained available on file for at least [*] following the date of the last payment received under the funding granted through this agreement;

        q)    to give the Bank [*] notice of any and all changes in the powers mentioned in the preamble hereto, especially with regard to the powers to sign the compulsory declarations mentioned in Article 4 below;

        r)     to give the Bank [*] notice of any and all substantive changes in the Beneficiary's management layout (especially, for instance, changes in the make-up of its Board of Directors, replacement of the Sole Director) and to provide the Bank, in a [*], with the updated documents required under applicable Anti-Mafia regulations. In the case where the Beneficiary is a consortium, the same shall give the Bank [*] notice of any and all substantive changes in the management layout of each of the consortium members holding more than a 10% participating interest in the consortium, and shall provide the Bank, in a [*], with the updated documents required under applicable Anti-Mafia regulations.

        s)     to give the Bank immediate notice of any and all general meeting resolutions entailing changes in the Beneficiary's corporate layout (for instance, mergers and acquisitions, voluntary winding-up).

ARTICLE 4
PROCEDURES AND CONDITIONS FOR THE DISBURSEMENT OF FUNDING

        No funds granted under this agreement may be disbursed until the obligations arising under Article 3(e), (f), (g), (h) and/or (i) above, have been fully performed. Funding shall be released gradually consistent with the progress achieved in the completion of the research and training projects, and against presentation of the documents justifying refundable costs, mentioned in Article 3(l) above, on the basis of the percentages indicated in the MURST decree mentioned in Recital b hereto.

        In particular, with regard to both projects, the first [*] shall take place upon [*]—to be selected by [*]—as well as by [*]. Any and all findings by [*] that contradict project data and targets, shall be reported to MURST which may decide [*] in Article 13 below, or, only in the case where the unsatisfactory performance witnessed in the first progress report, is not imputable to the Beneficiary, to [*] in Article 12 below.

        Tranches of funding following the first release of funds shall be made available to the Beneficiary following [*] as well as by the [*], of [*]; in the case of negative assessments, the procedure set forth in the preceding paragraph shall apply.

        The release of funding shall also be subject to the conditions precedent set forth in subparagraphs a, b and c below, except for the [*], that shall be subject only to the conditions precedent contained in subparagraphs a and b below.

        a)    The Beneficiary shall maintain its full legal capacities throughout the duration of the agreement; should the Beneficiary be subjected to creditor protection proceedings, MURST shall decide whether to interrupt, revoke or continue the funding.

        b)    No sums are outstanding even with regard to a single payment due, for any reason whatsoever, under this agreement or even other agreements stipulated with the Beneficiary pursuant to Law no. 46/82 as amended and Law no. 346/88; should the Beneficiary be found to be in arrears, MURST shall decide whether to interrupt, revoke or continue the funding.

        c)     In terms of its economic and financial situation, the Beneficiary shall maintain a ratio of less than [*]% between [*] (as per the Beneficiary's last official financial statements). In the case where this threshold is exceeded, the funds released (except for the [*]) must be secured by a performance bond (with regard to which, see Article 11 below).

        By express agreement between the parties, and regardless of the Bank's declaration of its intention to avail of the termination clause, the occurrence of any event that could give rise to termination, shall entitle the Bank to immediately suspend the release of funding, by giving written notice thereof to the Beneficiary.

        It is, however, expressly understood that should, after having released tranches of funding as mentioned above, the Bank find that the amounts released exceed the percentage limits indicated in the cited MURST decree, or that the amounts released pertain, in all or in part, to costs found to be incongruous, irrelevant or in any case, non-refundable under the terms of this agreement, the Bank shall be entitled to suitably adjust any and all residual tranches of funding not yet released. In the case where there are no residual tranches of funding not yet released or where the latter are insufficient to cover the excess funding released, the Beneficiary shall be bound to refund to the Bank in a single payment and within 30 days from receiving the Bank's request to such effect, the excess funding released, increased, in both cases, by six month interest payments as from the date of the release of the excess funds, at the official reference rate in force from time to time.

        By express agreement between the parties, any and all funding shall be released subject to the actual availability of assigned financial resources. Neither MURST nor the Bank may therefore be held liable to make any payments whatsoever in respect of delays in the release of funding, arising from a lack of financial resources.

        Upon receipt of each tranche of funding, the Beneficiary shall sign a specific declaration of obligation, in the form indicated by the Bank, and shall stipulate, within [*] from the Bank's request to such effect, the final declaration, in the form established by the Bank.

        Failure to comply with the obligations arising under this Article, shall be construed as entitling the Bank to deem this agreement terminated by right.

ARTICLE 4-bis
PROCEDURES FOR APPLICATIONS FOR ADVANCES

        The Beneficiary may request an advance amounting to up to 20% of the amount mentioned in Article 2 above, to be secured by a performance bond or insurance policy.

        It remains expressly understood that should the Beneficiary exercise this option, portions of the tranches of funding to be released over the duration of the agreement, shall be used to cover the funding released in advance.

        In the case where MURST interrupts the funding pursuant to Article 4 or Article 5 above, the amount of the funding earmarked to cover refundable costs shall be used to cover the advance funding provided; should such amount be insufficient to cover the said advance, the rest and residue of the advance must be refunded, increased by interest as from the date of release of the advance funding up to the date of final repayment thereof, at the official interest rate of reference, in force from time to time during the aforesaid period.

        By express agreement between the parties, in the case of revocation of the funding by MURST or the termination of this agreement, the amount released by way of advance must repaid, increased by interest as from the date of the release of the advance up to the date of the repayment of the same, at the interest rate established by Decree of the Ministry of the Treasury and applicable as at the date hereof (six month rate of 1%), or at the legal interest rate applicable at the time of revocation or termination, whichever is the greater.

ARTICLE 5
SUSPENSION OR INTERRUPTION OF THE PROJECT

        Should the Beneficiary decide to abandon the project covered under the funding granted by virtue hereof, the Beneficiary shall give [*] notice thereof to the Bank, providing the reasons underlying such decision. The Bank shall suspend the release of funding and give notice thereof to MURST that shall decide whether to revoke the funding, entailing the consequences set forth in Article 13 below, or, only in the case where the decision to abandon the project is based on reasons that cannot be imputed to the Beneficiary, to [*] set forth in Article 12 below.

        The Beneficiary may independently make changes to the economic layout and timetable of the project in terms of the disbursement of the funding over the years of the project, as well as over specific territories or, in the case of the "research" portion, with regard to the type of activity (Industrial Research/Pre-competitive Development), provided that such changes do not alter the original profile of the research or training activities in question.

        In all other cases, on the other hand, [*] and [*] must be notified by registered letter with acknowledgement of receipt, about any and all [*]. The Bank shall then forward to MURST a report regarding the [*]. MURST shall [*] of the said [*], to the Beneficiary as well as to the Bank that shall then implement the terms of the notice.

        It remains understood that should MURST [*], MURST may decide to revoke the funding, entailing the consequences set forth in Article 13 below.

        It remains furthermore understood that, with regard to the training programme, reductions in the training hours included under the programme as completed up to the end of the period of reference of the [*], or of the entire project, in excess of [*]% of the training hours indicated in the estimate, or absenteeism of individual trainees in excess of [*]% of the training hours included in the estimate of the programme for the period of reference of the [*], or of the entire project, shall entail [*] and the [*] aimed at verifying that the Beneficiary cannot be held responsible for such reductions or absenteeism and that therefore the same must be accepted. In the case of negative findings, the situation shall be referred to MURST for appropriate action.

        In the case where trainees leave the programme as a result of illness or other reasons not imputable to the Beneficiary, the costs sustained in respect of such trainees shall be covered up to the time of their departure from the programme.

ARTICLE 6
REPAYMENT

        Without prejudice to the provisions of Article 13 below pertaining to the revocation of the funding or termination of the agreement prior to the signing of the final declaration, pursuant to Law no. 675 of 12 August 1977 that set up this type of funding, the Beneficiary is not bound, in principle, to repay the amounts received by way of the funding granted hereunder.

        Failure to make payment of any amount whatsoever due by virtue of this agreement, shall entitle the Bank to terminate the funding agreement by right.

        The nominal annual interest rate on arrears, payable pursuant to the provisions of Article VI of the Specifications, and calculated for the actual number of days/actual days, shall be the marginal lending facility rate in force from time to time during the period of arrears, as established by the European Central Bank, and published on the Reuters network at page ECB01 (zero one) or in the "Il Sole 24 Ore" newspaper, increased by [*].

ARTICLE 7
PAYMENT PROCEDURES

        By mutual agreement between the parties hereto, any and all payments due to the Bank under this agreement shall be made by the National Inter-bank Network ([*]).

ARTICLE 8
NON-CUMULATIVENESS

        The Beneficiary represents and warrants that it has not been granted any other public, national or international funding with regard to the project mentioned in Recital a hereto, and undertakes to inform the Bank of any and all further applications for and obtainments of such grants, so as to allow the competent bodies to take appropriate action in such regard.

        In the case of false information or failure to inform the Bank as required above, the Bank reserves the right to deem this agreement terminated by right, entailing the consequences mentioned in Article 13 below.

ARTICLE 9
USE OF THE RESULTS

        With regard to the goals of the "Fund" and in respect of any collaborative relationships or partnerships, howsoever arising between the Beneficiary and overseas corporations, it remains expressly understood that:

  •
  up to the date of [*], the Beneficiary undertakes to refrain from transferring the [*] and [*] derived from the [*] project, in any form whatsoever, in all or in part, to [*] or undertakings controlled by [*] (including those that are [*]), except against receipt of due consideration for the same;

  •
  the Beneficiary undertakes to develop industrial applications of the results of the research project covered hereunder, prioritising for such purpose, facilities located within Italy.

        By express agreement between the parties, therefore, in the case of the Beneficiary's failure to fulfil the foregoing obligations in whole or in part, the Bank shall be entitled to deem this agreement terminated by right, entailing the consequences mentioned in Article 13 below, by giving [*] thereof to the Beneficiary.

ARTICLE 10
SECURITY: LIEN

        Without prejudice to prior rights of pre-emption or preference enjoyed by third parties, the receivables arising from the release of the funding covered hereunder shall be secured by a general lien that shall prevail over any and all rights of pre-emption or preference, except for liens covering court costs and the preferences mentioned in Article 2751-bis of the Civil Code.

ARTICLE 11
SECURITY: PERFORMANCE BOND/ INSURANCE POLICY COVERING THE RELEASED FUNDING

        By express agreement between the parties, except with regard to the last tranche of funding, should the assessment mentioned in subparagraph c of Article 4 above, carried out prior to the release of each individual tranche of funding, result in negative findings, the tranche to be released must be secured by a performance bond issued by a credit institution approved by the Bank. The performance bonds issued in respect of individual tranches must remain valid and binding, up to the signing of the final declaration, failing which the Bank reserves the right to deem this agreement terminated by right, entailing the consequences mentioned in Article 13 below.

        Failure to present such guarantee within [*] from the Bank's request to such effect, shall entail suspension of the funding up to final assessment of the completion of the project, with regard to both the research and training aspects—without prejudice to the Beneficiary's duty to fulfil all the obligations assumed hereunder with regard to the funding already released—it being understood that the residual funding shall be released to coincide with the signing of the final declaration, in accordance with the provisions of Article 4 above, and after ascertaining that the requirements set forth in Article 4(4)(a) and (b) above, have been fully met.

ARTICLE 12
PART PAYMENT OF THE CONTRIBUTION

        In the case of interruption of the funding by MURST, pursuant to Articles 4 and 5 above, the Bank, upon receiving MURST's authorisation in such regard, shall release the contribution due—in function of the costs deemed refundable under this agreement—and the parties shall at the same time, proceed with the signing of the final declaration mentioned in Article 4 above.

        In the case where the Beneficiary has received an advance, the procedure set forth in Article 4-bis above, shall apply.

ARTICLE 13
CONSEQUENCES OF THE TERMINATION OF THE AGREEMENT

        The termination of the agreement or the revocation of funding shall entail an obligation binding on the Beneficiary to repay the Bank the amounts released, together with expenses and interest—as from the dates of the release of individual tranches of funding up to the date of repayment—to be determined as indicated in the following paragraph, as well as any interest on arrears that may be due.

        Interest shall be payable on the funds released either at the rate established by Decree of the Ministry of the Treasury, applicable as at the date hereof (six month rate of 1%) or at the statutory interest rate applicable at the time of termination or revocation, whichever is the greater. In the case of termination for the reason contemplated in subparagraph a of Article VIII of the attached Specifications, and without prejudice to the right to bring legal action, interest shall, in any event, be calculated as from the date of the release of the funds, either at the statutory interest rate in force at the time of termination hereof, or at the rate of interest on arrears established in Article 6 above, whichever is the greater.

        In any case, the failure to pay the amount owing, in accordance with Article VI of the Specifications, shall cause that the date, on which the interest for delayed payment accrues, shall be established as provided by the Article 6 above.

ARTICLE 14
EXPENSES

        Any and all expenses related, inherent or consequent to this agreement, and in general any and all other expenses or charges, including taxes, that SANPAOLO IMI may have to sustain at present or in the future, with regard to this agreement or the performance and termination hereof, shall be borne solely by the Beneficiary that undertakes to hold the Bank harmless and exempt from liability in such regard, it being expressly understood between the parties that non-compliance with such obligation shall entitle the Bank to terminate this agreement by right.

        This agreement and any and all measures, deeds and formalities related to the performance and termination hereof, shall be subject to the tax regime imposed under Presidential Decree no. 601 of 29.9.1973.

ARTICLE 15
ADDRESS FOR SERVICE

        The parties hereto elect the following as their respective addresses for service:

  •
  SANPAOLO IMI S.p.A., in Rome, at its secondary headquarters at Viale dell'Arte 25;

  •
  "BIOSEARCH ITALIA S.p.A." in Milan, at its registered offices at Viale Regina Giovanna 17 (Post Code 20129);

        And all the parties, by default, at the town hall of their respective cities of residence or incorporation, pursuant to Article 141 of the Code of Civil Procedure.

Read, approved and signed,
In Rome, on 13 April 2001.

SANPAOLO IMI S.P.A.	THE BENEFICIARY
/s/ Giuseppe Colona	/s/ Rolando Lorenzetti

        Pursuant to Article 1341(2) of the Civil Code, the Beneficiary hereby declares that it specifically approves the provisions of Articles 1, 2, 3, 4, 4-bis, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 of this agreement.

SANPAOLO IMI S.P.A.	THE BENEFICIARY
/s/ Giuseppe Colona	/s/ Rolando Lorenzetti

Exhibit A

MINISTRY OF UNIVERSITY AFFAIRS AND
SCIENTIFIC AND TECHNOLOGICAL RESEARCH

DECREE of 20 December 1999.

        Acceptance for financing of research and training projects involving the National Program of Research and Training for Technology in Oncology, as per Administrative Decree no. 748 Ric. of 20 December 1999.

THE DIRECTOR
OF THE DEPARTMENT FOR THE DEVELOPMENT AND REINFORCEMENT OF RESEARCH ACTIVITIES

        In light of Law no. 168 of 9 May 1989: "Establishment of the Ministry of University Affairs and Scientific and Technological Research";

        In light of Law no. 46 of 17 February 1982: "Initiatives for sectors of the economy of national importance";

        In light of art. 15, paragraph 3, of Law no. 67 of 11 March 1988 on the professional training of researchers and research technicians;

        In light of Legislative Decree no. 29 of 3 February 1993, plus subsequent modifications and additions;

        In light of Law no. 20 of 14 January of 1994

        In light of Ministerial Decree no. 254 of 23 February 1995 regarding the composition and the operating procedures of the scientific technical committee referred to under art. 7 of Law no. 46/1982, plus subsequent modifications;

        In light of Decree no. 512-Ric of 26 May 1998, registered with the State Audit Court on 11 June 1998, in which the Ministry of University Affairs and Scientific and Technological Research approved the national program of training and research for technology in oncology, for maximum funding of 80 billion Lire;

        In light of Ministerial Decree no. 954 of 8 August 1997, published in ordinary supplement no. 232 of the Official Gazette, issue no. 270 of 19 November 1997, "New procedures for the granting of the subsidies contemplated under initiatives to be financed from the Special Fund for Applied Research";

        In light, in particular, of art. 7 of the aforementioned decree, which regulates the national programs and the research contracts;

        In light of the Ministerial Decree of 22 July 1998, published in the Official Gazette of 6 August 1998, issue no. 182, containing "an invitation for the presentation of projects regarding the themes of the National Program of Research and Training for Technology in Oncology";

        In light of the applications presented under the provisions of art. 7 of Ministerial Decree no. 954 of 8 August 1997, plus the related evaluation outcomes;

        In light of the note of the Minister of University Affairs and Scientific and Technological Research "Distinctions between management functions and functions of political administrative guidance" of 6 August 1999, no. 306-Segr.;

        Taking into account the opinions expressed by the National Scientific Committee in the meetings of 27 July, 9 November and 15 December 1999;

        Considering that, for all the parties that have presented projects accepted for financing, there exists, or is currently being acquired, the certification referred to under Legislative Decree no. 490 of 8

August 1994, as supplemented by art. 15 of Law no. 135 of 23 May 1997, plus subsequent modifications and additions;

Decrees:

Art. 1.

        The projects of research and professional training presented by the following parties, in the forms, to the extent and under the procedures indicated for each case in the respective forms included as annexes, which represent a full and integral part of the decree, are accepted for financing:

        theme 1—Antibiotics S.p.A.—Rodano (Milan);

        theme 2—Research Toxicology Centre S.p.A.—Pomezia + Tecnofarmaci S.c.p.a.—Pomezia (Rome);

        theme 3—Diesse diagnostica senese S.r.l.—Milan;

        theme 4—CSRB—Consortium for the Development of Biomedical Research—Genoa;

        theme 5—Picker Italia Medical Systems S.p.a.—Vimercate (Milan);

        theme 6—Tecnofarmaci S.c.p.a.—Pomezia (Rome);

        theme 7—Tecnofarmaci S.c.p.a.—Pomezia (Rome);

        theme 8—CSRB—Consortium for the Development of Biomedical Research—Genoa;

        theme 9—CSRB—Consortium for the Development of Biomedical Research—Genoa;

        theme 10—CSRB—Consortium for the Development of Biomedical Research—Genoa—Gen Era S.p.a.—Milan;

        theme 11—Tecnofarmaci S.p.a.—Pomezia (Rome);

        theme 12—Tecnofarmaci S.p.a.—Pomezia (Rome) + CSRB—Consortium for the Development of Biomedical Research—Genoa;

        theme 13—Sigma Tau—Industrie Farmaceutiche Riunite S.p.a.—Rome;

        theme 14—Hitesys R & D & Ambiente S.p.a.—Aprilia (Latina);

        theme 15—CSRB—Consortium for the Development of Biomedical Research—Genoa—Olivetti sanità S.p.a.—Ivrea (Turin) + Sago S.p.a.—Florence;

        theme 16—Tecnofarmaci S.c.p.a.—Pomezia (Rome)

Art. 2

        The duration of the research and training projects may be augmented by twelve months to compensate for any delays in the performance of the activities contemplated under the contexts.

        The date from which the costs for the research activities are calculated, in accordance with the provisions of art. 4, paragraph 14, of the Ministerial Decree of 8 August 1997, must fall no later than the thirtieth day from the publication of the present decree, on pain of losing the financing.

        Training activities may begin on a date following that set for the research activities.

        Under the provisions of art. 12 of the aforementioned Decree no. 954, the company is entitled to request an advance on the payment, assuming that the advance is covered by a bank guarantee or an insurance policy, for an amount of up to 20% of the ministerial financing.

        In the case of contracts made out to more than one party, liability is held jointly.

        In the case of contracts signed with consortiums of representation, the payments for the activities performed by the consortiums shall be made directly to the consortiums, based on the reports presented, without any obligation of invoicing, by the members of the consortium.

Art. 3.

        Transfer of the title to the contract for the project "Improvement of diagnostic supports for images" (theme 6) from Tecnofarmaci S.c.p.a. to Kenton S.r.l. is authorised. Authorisation is also given for transfer of the title to he contract for the project "Preparation of experimental procedure and methods of screening for the development of new pharmaceuticals" (theme 9) from the CSRB—Consortium for the Development of Biomedical Research to Biosearch Italia S.p.A..

Art. 4.

        Authorisation is granted for transfers of the title to the contracts for the projects presented by Tecnofarmaci S.c.p.a. under themes 2, 3, 7, 11, 12 and 16 to consortiums of participation established among the parties, and already participating in the research activities, as indicated in the reports included as annexes, which represent a full and integral part of the present decree.

Art. 5.

        The managing institute, under the provisions of the combined measure consisting of articles 7 and 4 of the aforementioned Ministerial Decree no. 954 of 8 August 1997, shall ensure that all the necessary formalities have been carried out for the signing of the contracts referred to under the present decree, as well as for the management of these contracts.

Art. 6.

        The resources needed for the initiatives referred to under art. 1 of the present decree are calculated at 78,901,860,000 Lire, of which 68,926,510,000 Lire are for research activities and 9,975,350,000 Lire are for training activities and shall be charged to the funds of the FSRA already allocated under Ministerial Decree no. 512-Ric of 26 May 1998, referred to in the introductory points.

        The present decree shall be published in the Official Gazette of the Italian Republic.

Rome, 20 December 1999	The Director: CRISCUOLI

SUMMARY OF TERMS FOR CONTRACTING SUBJECT: BIOSEARCH Italia S.p.A.—Milan

Project no. 7198—Theme 9

TITLE: "Preparation of experimental procedures and screening methods for the development of new pharmaceuticals"

DURATION:	Research	3.0 years (36 months)
	Training	2.5 years (30 months)

        Costs calculated from:    23 January 1999, and no later than the thirtieth day from the date of publication of the present decree.

APPROVED COST:	Research	5 billion Lire
	Training	500 million Lire

        The grants were further subdivided into categories of activity.

SUBSIDIES APPROVED:
Research	spending contribution up to:	3,359.32 million Lire
Training	spending contribution up to:	500.00 million lire

        These subsidies, in accordance with the maximum amounts indicated above, must be applied to the approved costs on the basis of certain percentages of intervention.

        Conditions for the financing:    satisfaction of the guarantees required during the background control phase by the managing institute, to be implemented before the signing of the contract.

Exhibit B

Procedure of 8.8.1997
B+CS, EUREKA, TRAINING, NATIONAL RESEARCH PLAN (PNR)

LEGAL SPECIFICATIONS

        OF THE AGREEMENTS AND CONDITIONS THAT CONSTITUTE AN INTEGRAL PART OF CONTRACTS FOR FUNDING IN THE FORM OF SUBSIDIZED LOANS AND/OR CONTRIBUTIONS TO EXPENSES, STIPULATED BY SANPAOLO IMI S.P.A. (the "BANK"), TO BE DRAWN FROM THE SPECIAL FUND FOR APPLIED RESEARCH

Patents	Article I	In the case where the Beneficiary deems it necessary or useful to obtain industrial patents in Italy or overseas, deriving directly or indirectly from the performance of the programme in question, the Beneficiary shall bear any and all expenses related thereto.
Exemption of Liability	Article II
The Beneficiary shall operate in complete autonomy and in keeping with applicable national and EU statutory provisions and regulations, assuming full responsibility for the completion of the project; the Bank and MURST shall therefore remain unconnected with any relationship, howsoever arising, with third parties with regard to the performance of the project, and shall be totally exempt from liability for any damage whatsoever arising directly or indirectly from project-related activities.
Controls and Inspections	Article III
Public Administrations, EU Bodies, as well as monitoring and oversight bodies appointed for the purpose, may undertake checks and inspections aimed at verifying compliance with national and EU regulations, the conformity of existing documents to reported expenses, the proper use of EU and national resources, as well as the maintenance of specific separate books.

Furthermore, the Bank may, through its representatives and at the intervals and in the manner it deems fit, carry out [*], as well as [*], related to the project or to the industrialisation of the results thereof, it being obviously understood, that in keeping with its statutory obligations, the Bank shall treat any and all information and technical data of which it may become aware either during the aforesaid appraisals, or as a result of disclosures made by the Beneficiary to the Bank, with the confidentiality required in order to ensure proper protection of the Beneficiary's interests.

The Beneficiary shall furthermore be bound to provide the Bank with its financial statements and profit and loss accounts, featuring a breakdown of individual items.

Should the Beneficiary fail to comply with the above obligations, or should the Beneficiary's [*] depart from that represented to the Bank at the time the funding was approved, the Bank reserves the right to [*], entailing the consequences set forth in the relevant contractual clauses.
Payments and Charges	Article IV	Any and all amounts howsoever due to the Bank, must be paid to the Bank net of any and all charges.

Any and all expenses by way of taxes, duties and other encumbrances of any nature or kind whatsoever and regardless of whether the same are direct or indirect, personal or in rem, present or future, that may be charged to the Bank at the time of the approval of the funding or thereafter, as well as any and all increases in current taxes, shall be borne solely by the Beneficiary that, must, at all times, hold the Bank harmless and exempt from liability in such regard, providing the Bank, even in advance, with the monies due by way of taxes, without prejudice to the Beneficiary's right to take any and all action as it may deem fit, especially by way of contestation, it being understood that the Bank shall be entitled to consider itself totally unconnected with any and all such action.
Subrogation and Right of Recourse	Article V
The contracting parties hereby waive their right to seek enforcement against the Bank, of any and all rights of subrogation and/or recourse they may enjoy in respect of payments made under present and/or previous funding provided and/or secured by even only one of the said contracting parties, until full and final payment of any and all receivables due to the Bank (in terms of principal, interests, expenses and any and all ancillary charges) under the present and/or previous funding agreements stipulated pursuant to Law no. 46/1982 (as amended) and Law no. 346/1988.
Interest on Arrears	Article VI
Any and all outstanding amounts due from the Beneficiary, shall, by full right, bear interest on arrears in favour of the Bank, at the agreed rate, such interest being due by full right and therefore without the need for any notice or other prior warning whatsoever.

Advance Withdrawals	Article VII	The Beneficiary may request the advance withdrawal of all or part of the funding, provided that:
		a)	the Beneficiary has properly fulfilled all its obligations under the agreement;
		b)	repayment will be made in cash.

In the case of where a partial advance withdrawal is made, the Bank reserves the right to determine whether the amount of the advance is to be imputed to the last tranches of the funding (keeping the [*] payments unchanged, but reducing the duration of the funding) or to be repaid through a reduction in the [*] tranches (leaving the duration of the funding changed).

Partial advance withdrawal of the funding shall not entail the right to reduce or restrict the guarantees provided; should, however, the Bank feel that it can accept such reductions or restrictions for any reason, the Bank shall, [*], establish the terms and conditions thereof, without the need to serve notice thereof on any party whatsoever.
Other Reasons for the Termination of the Agreement	Article VIII
The Bank reserves the right to terminate the funding agreement by right, not only in the cases already expressly contemplated, and in the event of any breach of the Beneficiary's obligations, as well as in the cases contemplated under law, but also in the case of:
		a)	the issue, by the Beneficiary of false declarations, documents or other deeds;
		b)	failure by the Beneficiary to [*], or in the [*], or the [*];
		c)	the [*] Law no. 46/82 as further extended and Law no. 346/88;
		d)	filing by the Beneficiary or any parties standing surety in the favour of the Beneficiary, for temporary receivership, creditor protection or the transfer of assets to creditors;
		e)	filings for the bankruptcy, compulsory or voluntary winding-up of the Beneficiary and/or any of the parties standing surety in its favour;
		f)	[*];
		g)	[*];
		h)	[*].

Joint and Indivisible Nature of Contractual Obligations	Article IX
All the obligations arising under the agreement shall be deemed to be assumed by the Beneficiary and any and all of its guarantors jointly and indivisibly, on their own behalves and on the behalf of their heirs, successors and assigns.
Beneficiary's Obligations in the Case of Contestations	Article X
By express agreement between the parties, no contestation raised by the Beneficiary or otherwise arising between the parties, may be construed as suspending the Beneficiary's obligation to refund, at the established due dates, the amounts due by way of interest on and amortisation of the funding released, or any other obligations whatsoever arising by virtue of the agreement.
Jurisdiction and Venue	Article XI	Jurisdiction over any and all disputes that may arise from the agreement shall lie solely with the Courts of Rome.
National and EU Regulations	Article XII	The Beneficiary shall be bound to comply with national and EU regulations pertaining to environmental impact and equal opportunities at the workplace.
For the entire duration of the funding, the Beneficiary shall further be bound to [*] and [*].

In the case where sanctions are imposed against the Beneficiary for non-compliance with the aforesaid obligations (for instance pursuant to article 36(3) of Law no. 300 dated May 20, 1970 and article 3(9) of Law no. 125 dated April 10, 1991) and such sanctions entail the revocation of the funding, the funding agreement shall be deemed terminated by right, entailing the consequences specified in the relevant contractual clause.
Rome, 13 April 2001
Read, approved and signed
/s/ Rolando Lorenzetti
SANPAOLO IMI S.P.A. /s/ Giuseppe Colona

Pursuant to Article 1341(2) of the Civil Code, the Beneficiary hereby declares that it specifically approves the provisions of articles I, II, III, IV, V, VI, VII, VIII, IX, X, XI and XII of these Legal Specifications.
/s/ Rolando Lorenzetti

QuickLinks

  Exhibit 10.1
PRIVATE AGREEMENT
ARTICLE 1 LEGAL SPECIFICATIONS
ARTICLE 2 AMOUNT OF THE FUNDING
ARTICLE 3 DOCUMENTS TO BE SUBMITTED
ARTICLE 4 PROCEDURES AND CONDITIONS FOR THE DISBURSEMENT OF FUNDING
ARTICLE 4-bis PROCEDURES FOR APPLICATIONS FOR ADVANCES
ARTICLE 5 SUSPENSION OR INTERRUPTION OF THE PROJECT
ARTICLE 6 REPAYMENT
ARTICLE 7 PAYMENT PROCEDURES
ARTICLE 8 NON-CUMULATIVENESS
ARTICLE 9 USE OF THE RESULTS
ARTICLE 10 SECURITY: LIEN
ARTICLE 11 SECURITY: PERFORMANCE BOND/ INSURANCE POLICY COVERING THE RELEASED FUNDING
ARTICLE 12 PART PAYMENT OF THE CONTRIBUTION
ARTICLE 13 CONSEQUENCES OF THE TERMINATION OF THE AGREEMENT
ARTICLE 14 EXPENSES
ARTICLE 15 ADDRESS FOR SERVICE
  Exhibit A
MINISTRY OF UNIVERSITY AFFAIRS AND SCIENTIFIC AND TECHNOLOGICAL RESEARCH
  Exhibit B
LEGAL SPECIFICATIONS